Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports Fourth Quarter Results;
Posts Record EPS in 2012;
Provides Updated 2013 EPS Guidance of $4.10 - $4.30

STAMFORD, CONNECTICUT - January 28, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter 2012 earnings from continuing operations of $0.79 per share, compared to a net loss of $2.18 per share in the fourth quarter of 2011. Fourth quarter 2012 results included after-tax charges of $4 million, or $0.07 per share, associated with previously announced repositioning actions, as well as transaction-related costs of $4 million, or $0.07 per share, related to the recently announced acquisition of MEI Conlux Holdings. Fourth quarter 2011 results included an after-tax asbestos provision of $157 million and an after-tax environmental provision of $20 million (totaling $3.05 per share). Excluding these Special Items, fourth quarter 2012 and 2011 earnings per diluted share from continuing operations were $0.92 and $0.86, respectively. The Company noted that adjusted fourth quarter 2012 earnings of $0.92 did not include a previously anticipated $0.05 per share benefit associated with the reinstatement of the R&D tax credit in the United States, as the legislation was not enacted until early January 2013. (Please see the attached Non-GAAP Financial Measures table for pretax, after-tax and earnings per share amounts of Special Items.)

Fourth quarter 2012 sales from continuing operations of $630 million increased $10 million, or 1.6%, compared to the fourth quarter of 2011, resulting entirely from core sales growth. Operating profit from continuing operations in the fourth quarter of 2012 was $76.2 million compared to an operating loss of $194.0 million in the fourth quarter of 2011. Excluding Special Items, fourth quarter 2012 operating profit from continuing operations increased 8.5% to $84.6 million compared to $78.0 million in the fourth quarter of 2011, and operating profit margin increased to 13.4%, compared to 12.6% in the fourth quarter of 2011. (Please see the attached Non-GAAP Financial Measures table.)

Full Year 2012 Results
Total sales from continuing operations in 2012 were $2.58 billion, an increase of 3.1% from $2.5 billion in 2011, resulting from a core sales increase of $105 million (4.2%) and an increase from acquisitions of $12 million (0.5%), partially offset by unfavorable foreign currency translation of $38 million (1.6%).

Operating profit from continuing operations for the full year 2012 was $310.4 million compared to $36.6 million in 2011. Excluding Special Items, 2012 operating profit from continuing operations increased 9% to $334.9 million, compared to $308.5 million in 2011, and operating profit margin increased to 13.0%, compared to 12.3% in 2011.

Full year 2012 earnings per diluted share were $3.72, compared to $0.44 per share in 2011. Excluding Special Items, 2012 earnings per diluted share increased 9% to $3.75, compared to $3.43 per share in 2011. Full year 2012 results did not include the previously anticipated $0.05 per share benefit associated with the reinstatement of the R&D tax credit (Please see the attached Non-GAAP Financial

Measures table.) Order backlog was $749 million at December 31, 2012 compared to $778 million at December 31, 2011.

“We are pleased to report record full year EPS of $3.75, excluding Special Items, which is in line with our most recent guidance,” said Crane Co. chief executive officer, Eric C. Fast. “Our adjusted, full year operating margin was 13%, a substantial improvement over 12.3% in 2011. In 2013, we are expecting our third consecutive year of record earnings, with continued operating margin expansion and strong free cash flow. Our 2013 forecast does not include the recently announced acquisition of MEI which, in combination with Crane Payment Solutions, establishes a third large growth platform for Crane.”

Cash Flow and Financial Position
Cash provided by operating activities in the fourth quarter of 2012 was $155.5 million, compared to $84.8 million in the fourth quarter of 2011, including the effect of a $30 million discretionary pension contribution made in December 2011. Free cash flow (cash provided by operating activities less capital spending) for the fourth quarter of 2012 was $146.1 million, compared to $77.8 million in the fourth quarter of 2011. For the full year 2012, cash provided by operating activities was $234.8 million compared to $149.8 million in 2011. Free cash flow for the full year 2012 was $205.4 million, compared to $115.1 million in the prior year. The Company repurchased 1,271,592 shares of its common stock during 2012 at a cost of $50 million. The Company's cash position was $424 million at December 31, 2012, as compared to $245 million at December 31, 2011. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Repositioning Actions
In the second quarter of 2012, the Company initiated repositioning actions relating to the transfer of certain manufacturing operations from higher cost to lower cost Company facilities, principally in response to weak European economic conditions. Following aggregate pre-tax charges of $16.1 million through the third quarter, as planned, the Company incurred additional pre-tax costs of $4.5 million, or $0.07 per share, during the fourth quarter (total pre-tax charges of $20.6 million, or $0.29 per share, during 2012). These repositioning actions, which are substantially complete, are expected to generate $12 million in savings in 2013, of which $10 million relates to Fluid Handling.

Segment Results
All comparisons detailed in this section refer to continuing operations for the fourth quarter 2012 versus the fourth quarter 2011. The commentary refers to the results before Special Items.

Aerospace & Electronics

	Fourth		Change
(dollars in millions)	2012	2011
Sales	$176.1	$172.0	$4.1	2%
Operating Profit	$39.2	$38.8	$0.4	1%
Profit Margin	22.3%	22.6%
Fourth quarter 2012 sales increased $4.1 million, or 2%, reflecting a $3.1 million increase (3%) in Aerospace Group sales and an increase of $1.0 million (2%) in Electronics Group revenue. The Aerospace sales growth reflected higher OEM and aftermarket activity. Segment operating profit increased by 1% and margins remained strong at 22.3%, driven by the impact of the higher sales and lower engineering expense in the Aerospace Group, partially offset by lower profits in the Electronics Group.

Aerospace & Electronics order backlog was $378 million at December 31, 2012 compared to $393 million at September 30, 2012 and $411 million at December 31, 2011.

Engineered Materials

	Third		Change
(dollars in millions)	2012	2011
Sales	$46.9	$45.0	$1.9	4%

Operating Profit	$3.3	$4.6	$(1.2)	(27)%
Operating Profit, before Special Items*	$4.7	$4.6	$0.1	2%

Profit Margin	7.1%	10.1%
Profit Margin, before Special Items*	10.0%	10.1%

* Excludes $1.3 million of repositioning charges in Q4 '12 related to the closure of a manufacturing facility.

Segment sales of $46.9 million were 4% higher than the fourth quarter of 2011, reflecting higher sales to recreational vehicle manufacturers. Operating profit increased 2% and margins were generally flat, reflecting the impact of the higher sales, offset by higher raw material costs.

Merchandising Systems

	Third		Change
(dollars in millions)	2012	2011
Sales	$94.2	$86.2	$8.0	9%

Operating Profit	$10.4	$7.7	$2.7	36%
Operating Profit, before Special Items*	$11.8	$7.7	$4.1	53%

Profit Margin	11.1%	8.9%
Profit Margin, before Special Items*	12.6%	8.9%

* Excludes $1.3 million of repositioning charges in Q4 '12 related to the closure of a manufacturing facility.

Merchandising Systems sales of $94.2 million increased $8.0 million, or 9%, reflecting strong sales growth in both Payment Solutions and Vending Solutions. Operating profit and margins increased, reflecting the impact of the higher sales and productivity gains in both businesses.

Fluid Handling

	Fourth		Change
(dollars in millions)	2012	2011
Sales	$291.9	$294.4	$(2.5)	(1)%

Operating Profit	$39.2	$38.3	$0.9	2%
Operating Profit, before Special Items*	$40.6	$38.3	$2.3	6%

Profit Margin	13.4%	13.0%
Profit Margin, before Special Items*	13.9%	13.0%

* Excludes $1.4 million of repositioning charges in Q4 '12 related to transferring production to lower cost Company facilities.

Fourth quarter 2012 sales declined $2.5 million, or 1%, driven primarily by weaker European end markets. Segment operating margin improved to 13.9%, reflecting improved execution, productivity gains and solid cost management. Fluid Handling order backlog was $327 million at December 31, 2012, compared to $331 million at September 30, 2012 and $314 million at December 31, 2011.

Controls

	Fourth		Change
(dollars in millions)	2012	2011
Sales	$20.8	$22.2	$(1.4)	(6)%
Operating Profit	$2.3	$2.3	$—	(2)%
Profit Margin	11.1%	10.5%
Fourth quarter 2012 sales of $20.8 million decreased 6% compared to the fourth quarter of 2011, reflecting slightly weaker industrial demand. Operating profit was flat, as deleverage on the lower sales was offset by productivity gains.

Updated 2013 Guidance
The Company revised its preliminary 2013 guidance which was provided on December 20, 2012. The updated guidance reflects lower pension expense associated with the curtailment of the Company's U.S. defined benefit pension plan, as well as a slightly reduced outlook for 2013 core sales growth of between 1% and 3% (excluding acquisition and foreign exchange impacts). Earnings per share in 2013 are now estimated to be in a range of $4.10 to $4.30, representing an increase of 11%-16% over 2012 earnings per diluted share of $3.70 (before Special Items and on a continuing operations basis, which excludes profits from discontinued operations of $0.05 per share in 2012). The 2013 guidance does not include potential impacts from the pending acquisition of MEI. Excluding inventory step-up and one-time transaction and integration costs, the Company expects MEI to be accretive to earnings within the first year of acquisition by approximately $.25 per share, including $.05 in synergies. The Company expects 2013 free cash flow (cash provided by operating activities less capital spending) to be in the range of $190 - $220 million, including the effect of asbestos related cash flows.

Segment-specific sales and operating profit guidance will be provided at the Company's Investor Day conference on February 27, 2013.

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company's asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 29, 2013 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company's website.

Crane Co. Investor Day
The Company will hold its annual Investor Day conference on Wednesday, February 27, in New York City from 8:30 am to noon and will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)
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